Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mohawk Industries, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-219716) on Form S-3 and (No. 333-219717, No. 333-23577, No. 333-143370, No. 333-181363 and No. 333-213078) on Form S-8 of Mohawk Industries, Inc. of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the annual report on Form 10-K of Mohawk Industries, Inc.
Our report dated February 28, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that the Company acquired Emilceramica S.r.l (Emil) during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Emil’s internal control over financial reporting associated with total assets of $258.9 million and total net sales of $130.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Emil.

/s/ KPMG LLP
Atlanta, Georgia
February 28, 2018